UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

June 9, 2020

Date of report (Date of earliest event reported)

Agile Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36464	23-2936302
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Poor Farm Road Princeton, New Jersey (Address of principal executive offices)	08540 (Zip Code)

Registrant's telephone number, including area code (609) 683-1880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K  filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AGRX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2020, the Board of Directors (the “Board”) of Agile Therapeutics, Inc. (the “Company”) appointed Sandra Carson, M.D. as a Class II member of the Board. The Board appointed Dr. Carson to the Board’s science and technology committee and nominating and corporate governance committee.

Further, on June 9, 2020, the Board approved certain changes to the cash compensation amounts payable to non-employee directors, effective June 1, 2020. Each member of the Board who is not an employee of the Company will receive the following cash compensation for Board services, as applicable:

•	$45,000 per year for service as a Board member;

•	$25,000 per year for service as lead independent director;

•	$20,000 per year for service as chairman of the audit committee;

•	$15,000 per year for service as chairman of the compensation committee;

•	$10,000 per year for service as chairman of the nominating and corporate governance committee;

•	$12,500 per year for service as chairman of the science and technology committee; and

•

$5,000 per year for service as a member of the nominating and corporate governance committee, $7,500 per year for service as a member of the compensation committee, and $10,000 per year for service as a member of the audit committee.

Dr. Carson will receive the standard cash compensation amounts payable to non-employee directors of the Company described above, as well as the equity compensation described in the Company’s definitive proxy statement on Schedule 14A filed with the United States Securities and Exchange Commission on April 24, 2020 (the “Proxy Statement”).

There are no arrangements or understandings between Dr. Carson and any other person pursuant to which she was selected as a director. Since the beginning of the Company’s last year, there have not been any transactions, or currently proposed transactions, or series of similar transactions, in which the Company was a party and in which Dr. Carson had a direct or indirect material interest.

Additionally, on June 9, 2020, the Board appointed Seth H.Z. Fischer as lead independent director of the Board.

Item 5.07. Submission of Matters to a Vote of Security Holders.

At the 2020 annual meeting of stockholders (the “Annual Meeting”) of the Company held on June 9, 2020, the following proposals were submitted to the stockholders of the Company:

Proposal 1:	The election of two directors to serve as Class III directors until the Company’s 2023 annual meeting of stockholders and until their successors are duly elected and qualified.

Proposal 2:	Approval, on a non-binding advisory basis, of the 2019 compensation of our named executive officers.

Proposal 3:	Approval, on a non-binding advisory basis, of the frequency of future stockholder votes on the compensation of our named executive officers.

Proposal 4:	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

For more information about the foregoing proposals, see the Proxy Statement.  Of the 87,213,212 shares of the Company’s common stock entitled to vote at the Annual Meeting, 67,779,163 shares, or approximately 77.7%, were represented at the meeting in person or by proxy, constituting a quorum.  The number of votes cast for, against, or withheld, as well as abstentions and broker non-votes, if applicable, in respect of each such proposal is set forth below:

Proposal 1:    Election of Directors.

The Company’s stockholders elected the following two directors to serve as Class III directors until the Company’s 2023 annual meeting of stockholders and until their successors are duly elected and qualified. The votes regarding the election of the directors were as follows:

Director	Votes For	Votes Withheld	Broker Non-Votes
Sharon Barbari	35,678,581	702,341	31,398,241
Ajit S. Shetty, Ph.D.	33,958,661	2,422,261	31,398,241

Proposal 2:    Advisory Non-Binding Vote on 2019 Executive Compensation.

The Company’s stockholders approved, on a non-binding advisory basis, the 2019 compensation of our named executive officers. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining	Broker Non-Votes
34,613,038	964,954	802.930	31,398,241

Proposal 3:    Advisory Non-Binding Vote on Frequency of Stockholder Votes on Executive Compensation.

The Company’s stockholders approved, on a non-binding advisory basis, conducting a stockholder vote on the compensation of our named executive officers every year. The votes regarding this proposal were as follows:

Votes For One Year	Votes For Two Years	Votes For Three Years	Votes Abstaining
34,968,560	256,402	430,882	725,078

Proposal 4:    Ratification of Appointment of Ernst & Young LLP.

The Company’s stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. The votes regarding this proposal were as follows:

Votes For	Votes Against	Votes Abstaining
66,734,249	268,352	776,562

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Agile Therapeutics, Inc.

Dated: June 9, 2020	By:	/s/ Alfred Altomari
	Name:	Alfred Altomari
	Title:	Chairman and Chief Executive Officer